Exhibit 10.33

QUALITY DISTRIBUTION, INC.

DEFERRED COMPENSATION PLAN

EFFECTIVE

AS OF

JANUARY 1, 2001

KALISH & WARD, P.A.

TAMPA, FL

QUALITY DISTRIBUTION, INC.

DEFERRED COMPENSATION PLAN

EFFECTIVE

AS OF

JANUARY 1, 2001

Page
ARTICLE I	Definitions	I-1

ARTICLE II	Administration	II-1

ARTICLE III	Eligibility	III-1

ARTICLE IV	Deferral Elections and Company Contributions	IV-1

ARTICLE V	Participant Accounts and Investment of Deferred Amounts	V-1

ARTICLE VI	Distributions	VI-1

ARTICLE VII	Amendment and Termination	VII-1

ARTICLE VIII	Miscellaneous	VIII-1

QUALITY DISTRIBUTION, INC.

DEFERRED COMPENSATION PLAN

PURPOSE

Quality Distribution, Inc. (the “Company”) hereby establishes the Quality Distribution, Inc. Deferred Compensation Plan (the “Plan”), effective January 1, 2001, for a select group of management or highly compensated employees of the Company and its Related Employers to provide such employees of the Company and its Related Employers with the opportunity to defer the receipt of compensation. The Plan is intended to be an unfunded plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code of 1986, as amended.

ARTICLE I

Definitions

(a) “Account” or “Accounts” shall mean a Participant’s Deferred Compensation Account and/or Employer Contribution Account as described in Article V.

(b) “Company” shall mean Quality Distribution, Inc. and its successors.

(c) “Effective Date” of the Plan shall mean January 1, 2001.

(d) “Normal Retirement Date” shall mean the later of the date of Participant attains age 65 or completes ten years of participation in the Plan.

(e) “Participant” shall mean any employee of the Company or a Related Employer who is covered by this Plan as provided in Article III.

(f) “Plan” shall mean the Quality Distribution, Inc. Deferred Compensation Plan hereby created and as it may be amended from time to time.

(g) “Plan Administrator” shall mean the Company.

(h) “Plan Year” shall mean the 12–month period ending on December 31.

(i) “Related Employer” shall mean a subsidiary or affiliate of the Company that the Company, in its sole discretion, allows to participate in the Plan.

(j) “Year of Participation” shall be credited for each full calendar year of participation in the Plan by an Employee. Notwithstanding the foregoing, a Participant will be credited with a Year of Participation for the first year in which he commences participation in the Plan regardless of when the Participant actually commences participation.

I-1

ARTICLE II

Administration

(a) Plan Administrator.

(1) The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A) To determine all questions relating to the eligibility of employees to participate or continue to participate;

(B) To maintain all records and books of account necessary for the administration of the Plan;

(C) To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D) To compute, certify and arrange for the payment of benefits to which any Participant or beneficiary is entitled;

(E) To process claims for benefits under the Plan by Participants or beneficiaries;

(F) To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(G) To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(2) The Plan Administrator may designate a committee to assist the Plan Administrator in the administration of the Plan and perform the duties required of the Plan Administrator hereunder.

(b) Plan Administrator’s Authority. The Plan Administrator may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c) Claims and Appeal Procedure for Denial of Benefits. The Participant or a beneficiary (“Claimant”) may file with the Plan Administrator a written claim for benefits if the Participant or beneficiary determines the distribution procedures of the Plan have not provided him his proper interest in the Plan. The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s

II-1

written claim for benefits. The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied. The Plan Administrator’s notice to the Claimant must set forth:

(1) The specific reason for the denial;

(2) Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3) A description of any additional material and information needed for the Claimant to perfect his claim and an explanation of why the material or information is needed; and

(4) That any appeal the Claimant wishes to make of the adverse determination must be made in writing to the Plan Administrator within sixty (60) days after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive. The Plan Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward his appeal.

If the Claimant should appeal to the Plan Administrator, he, or his duly authorized representative, must submit, in writing, whatever issues and comments he, or his duly authorized representative, believes are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within a reasonable period of time of the Claimant’s written request for review.

II-2

ARTICLE III

Eligibility

(a) Eligibility. The Company or a Related Employer, in its sole discretion, shall determine those employees of the Company or a Related Employer eligible to participate in the Plan. Accordingly, an employee of the Company or a Related Employer who, in the opinion of the Plan Administrator based upon its then current guidelines, has contributed significantly to the growth and successful operations of the Company or a Related Employer and who meets any additional criteria for eligibility that the Plan Administrator, in its sole discretion, may adopt from time to time, will be eligible to become a Participant.

(b) Participation. An eligible employee shall become a Participant upon the timely filing of a deferral election pursuant to Article IV.

III-1

ARTICLE IV

Deferral Elections and Company Contributions

(a) Deferral Procedures.

(1) Any Participant may elect to defer, for any calendar year, such portion of his regular salary or cash bonus payable during such calendar year as may be permitted in the discretion of the Plan Administrator.

(2) Any deferral election under this paragraph (a) shall be in writing, signed by the Participant, and delivered to the Plan Administrator prior to January 1 of the calendar year in which the compensation to be deferred is otherwise payable to the Participant; provided, however, that (A) within the 30 days of the Effective Date of the Plan, or (B) within the 30 day period following a Participant’s eligibility to participate in the Plan, he shall be permitted to defer compensation payable subsequent to his deferral election.

(3) Except as provided in subparagraph (4) below, any deferral election made with respect to a calendar year shall be irrevocable.

(4) (A) If a Participant suffers an unforeseen emergency as defined below, determined in the discretion of the Plan Administrator, the Participant will be permitted to revoke his deferral election for the remainder of the calendar year in which it is determined by the Plan Administrator that the unforeseen emergency has occurred. Such revocation will be effective as of the first pay period beginning on or after the first day of the month which follows the Plan Administrator’s receipt of written notification of the Participant’s unforeseen emergency.

(B) A Participant who revokes his deferral election pursuant to this subparagraph (4) shall be eligible to make a new deferral election pursuant to the provisions of subparagraph (2) above effective as of the January 1 that next follows the effective date of the revocation of his deferral election under subparagraph (4)(A) above.

(C) For this purpose, the term “unforeseen emergency” shall mean a severe financial hardship resulting from the Participant’s illness or accident or that of the Participant’s dependents, an extraordinary and unforeseeable loss of the Participant’s property due to casualty as a result of events beyond the Participant’s control, or other similar events beyond the control of the Participant, which events cannot reasonably be relieved by reimbursement (by insurance or otherwise), liquidation of the Participant’s assets (to the extent the liquidation would not in itself cause a financial hardship) or cessation of deferrals under the Plan.

IV-1

(b) Election Forms. Any election, permitted revocation or change in any election by a Participant under this Article IV shall be in writing and shall be on a form or forms as may be approved by the Plan Administrator.

(c) Employer Contributions. As of each Plan Year, the Company or a Related Employer, may credit a Participant with a discretionary employer contribution. The amount of discretionary employer contribution credited to a Participant, if any, shall be determined by the Company or Related Employer in its sole discretion.

IV-2

ARTICLE V

Participant Accounts and Investment of Deferred Amounts

(a) In General.

(1) Any compensation deferred pursuant to this Plan shall be recorded by the Plan Administrator in a Deferred Compensation Account maintained in the name of the Participant. The Deferred Compensation Account shall be credited with all amounts that have been deferred by the Participant during the Plan Year pursuant to Article IV, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

(2) Discretionary employer contributions, if any, credited to a Participant pursuant to this Plan shall be recorded by the Plan Administrator in an Employer Contribution Account maintained in the name of the Participant. The Employer Contribution Account shall be credited with all amounts that have been contributed by the Company or a Related Employer during the Plan Year pursuant to Article IV, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

(3) All amounts that are credited to the Participants’ Accounts shall be credited solely for purposes of accounting and computation. A Participant shall not have any interest in or right to such Accounts at any time.

(b) Subject to Claims. The Plan constitutes an unsecured promise by the Company or a Related Employer to pay benefits in the future. Participants employed by the Company shall have the status of general unsecured creditors of the Company. Participants employed by a Related Employer shall have the status of general unsecured creditors of such Related Employer. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to the Participants’ Accounts will remain the general assets of the Company or a Related Employer and shall remain subject to the claims of the Company’s and the Related Employers’ creditors until such amounts are distributed to the Participants.

(c) Crediting of Interest. A Participant’s Account shall be credited at least annually with interest at a rate determined by the Plan Administrator, in its sole discretion.

(d) Valuation; Annual Statement. The value of a Participant’s Accounts shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan. Each Participant’s Accounts shall be valued as of the last day of each Plan Year or more frequently as determined by the Plan Administrator. The Plan Administrator shall furnish each Participant with an annual statement of his Accounts.

V-1

(e) Establishment of Trust.

(1) The Company and a Related Employer may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company or a Related Employer in accordance with the Plan.

(2) The Company or a Related Employer, in its sole discretion, and from time to time, may make contributions to the trust. Unless otherwise paid by the Company or a Related Employer, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3) The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

(f) Alternative Funding Vehicles. In addition to creating and maintaining a rabbi trust, the Employer may implement other financing arrangements such as corporate owned life insurance for the purpose of paying some or all of the benefits provided under this Plan.

V-2

ARTICLE VI

Distributions

(a)	Timing of Payment.

(1) (A) The distribution of a Participant’s vested interest in the amount credited to his Accounts shall be paid as soon as administratively practicable following the earlier of (i) his termination of employment with the Company or a Related Employer (for reasons other than death) or (ii) the date he attains Normal Retirement Date, in the manner described in paragraph (d) of this Article.

(B) Notwithstanding anything contained in the Plan to the contrary, if the value of a Participant’s vested interest in the amount credited to his Accounts is less than $5,000, the Participant’s vested interest shall be paid in a lump sum as soon as administratively practicable following his termination of employment.

(2) Upon a Participant’s termination of employment by reason of his death, the distribution of his vested interest in the death benefit described in paragraph (c) of this Article shall commence as soon as administratively practicable following his death.

(b)	Vesting of Amounts Credited to Participants.

(1) (A) In the event a Participant’s employment with the Company or a Related Employer is terminated for reasons other than death, such Participant shall have a vested interest in the amounts credited to his Accounts as determined in subparagraph (2) below.

(B) Upon a Participant’s termination of employment with the Company or a Related Employer by reason of his death, he will be fully vested in all of his Accounts.

(2) (A) A Participant shall be at all times fully vested in his Deferred Compensation Account.

(B) Discretionary contributions, if any, credited to a Participant’s Employer Contribution Account with respect to any Plan Year shall be subject to the following vesting schedule:

Years of Participation	Vested Percentage
1 Year	25%
2 Years	50%
3 Years	75%
4 Years or more	100%

(C) The Plan Administrator may establish such accounting procedures as are necessary to accurately reflect each Participant’s vested interest in contributions and earnings thereon that are credited to his Accounts, which procedures shall be applied in a consistent, nondiscriminatory manner.

(3) Upon a Participant’s termination of employment with the Company or a Related Employer for reasons other than death, the nonvested interest in his Accounts, if any, shall be forfeited. Such amount may be forfeited to the Company or a Related Employer or, if applicable, the trust established pursuant to Article V.

(c)	Death Benefit.

(1) In the event of the death of a Participant who is listed in the Appendix as a Group I Participant, his designated beneficiary shall receive a lump sum payment of the amounts credited to and/or remaining in his Accounts.

(2) In the event of the death of a Participant who is listed in the Appendix as a Group II Participant, his designated beneficiary shall receive a lump sum payment equal to the greater of:

(A) the value of the amounts credited to and/or remaining in his Accounts, or

(B) the value of any death benefit paid by the Company to the Participant’s beneficiary.

(3) A designation of a beneficiary or beneficiaries shall be made on a form prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new form with the Plan Administrator. If the Participant has designated no beneficiary, or if no beneficiary that he has designated survives him, then such unpaid amounts shall be paid to his estate. In the event of any dispute as to the entitlement of any beneficiary, the Plan Administrator’s determination shall be final, and the Plan Administrator may withhold any payment until such dispute has been resolved.

(d)	Form of Benefit Payment.

(1) (A) (i) A Participant shall elect one of the following forms of payment for his benefit upon commencing participation in the Plan:

a. a lump sum, or

b. 10 annual installments.

(ii) At least 13 months prior to the date a Participant’s benefit payment is to commence under the Plan, the Participant may, subject to the approval of the Plan Administrator, revise the form of payment.

(B) The death benefit described in paragraph (c) of this Article shall be paid in a lump sum.

(2) In the event a Participant elects installment payments, each such payment shall be equal to the balance in the Participant’s Accounts as of the end of the month immediately preceding the date of payment, divided by the factors set forth in the following table, whichever is applicable:

10 Year Payment	Installment Factor
1	10
2	9
3	8
4	7
5	6
6	5
7	4
8	3
9	2
10	1

(3) The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of this paragraph.

(e) Accelerated Distribution for Unforeseen Emergency. If a Participant suffers an unforeseen emergency (as described in paragraph (a)(4)(C) of Article IV), the Plan Administrator may, in its discretion, accelerate the distribution of all or a portion of the amount of his Deferred Compensation Account and the vested portion of his Employer Contribution Account. Any such accelerated distribution shall be made in a lump sum as soon as administratively practicable following a determination of hardship. The amount of any such distribution shall be limited to the amount necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution.

(f) Participant Distribution Requests.

(1) At any time prior to the commencement of a benefit payment under the Plan, the Participant may request an accelerated distribution of all or any portion of his interest in the amount credited to his Deferred Compensation Account and his vested interest in the amount credited to his Employer Contribution Account. A distribution pursuant to the provisions of this paragraph shall be an immediate lump sum payment of the requested amount, reduced by a penalty, which shall be forfeited to the Company or Related Employer or, if applicable, the trust established pursuant to Article V, equal to 10 percent of the balance of such requested amount. Payment of a lump sum shall be in lieu of payments in accordance with the form of payment described in (d) above.

(2) In the event benefit payments to a Participant have commenced in accordance with the provisions of paragraph (d) above, the Participant may request an immediate lump sum distribution of the remaining balance in his Accounts. Such remaining balance shall be reduced by a penalty, which shall be forfeited to the Company or Related Employer or, if applicable, the trust established pursuant to Article V, equal to 10 percent of the remaining balance of such Accounts.

(3) The Plan Administrator may establish such rules relating to Participant distribution requests as it deems necessary.

ARTICLE VII

Amendment and Termination

(a) Amendment and Termination. The Plan may be amended or terminated at any time, or from time to time, by the Company. Any such amendment or termination shall be ratified and approved by the Company’s board of directors.

(b) Effect of Amendment or Termination.

(1) No amendment or termination of the Plan shall affect the rights of any Participant with respect to any deferral or Company or Related Employer contribution credited to the Accounts of a Participant prior to such amendment or termination.

(2) Upon termination, the Participants (or their beneficiaries) shall become fully vested in their Accounts and shall be paid the value of their Accounts in a lump sum.

VII-1

ARTICLE VIII

Miscellaneous

(a) Payments to Minors and Incompetents. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b) Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between the Company or a Related Employer and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company or a Related Employer; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(c) No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or a Related Employer. No Participant in the Plan shall have a security interest in assets of the Company or a Related Employer used to make contributions or pay benefits.

(d) Recordkeeping. Appropriate records shall be maintained for the purpose of the Plan by the officers and employees of the Company at the Company’s expense and subject to the supervision and control of the Plan Administrator.

(e) Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or beneficiary of such person in such manner and proportions as it shall deem proper.

VIII-1

(f) State Law. This Plan shall be construed in accordance with the laws of Florida.

(g) Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VII.

(h) Liability Limited.

(1) Notwithstanding any of the preceding provisions of the Plan, neither the Company or a Related Employer nor any individual acting as an employee or agent of the Company or Related Employer shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

(2) The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

(i) Protective Provisions. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his beneficiary, provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate the Company or a Related Employer for any loss, cost, damage or expense suffered or incurred by the Company or a Related Employer as a result in any way of such action, misstatement or nondisclosure.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers on this      day of             , 2000.

QUALITY DISTRIBUTION, INC.

By:
“COMPANY”

VIII-2